NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

 FOR IMMEDIATE RELEASE

The Laclede Group Achieved Record Earnings for Sixth Consecutive Year

ST. LOUIS, MO, October 30, 2008 - The Laclede Group, Inc. (NYSE: LG) reported its sixth consecutive year of record earnings today.

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Strong performance by Laclede Group’s continuing operations, bolstered by the sale of a subsidiary, resulted in record fiscal year 2008 earnings.  Laclede Group’s continuing operations and the sale of its underground facility locating and marking subsidiary, SM&P Utility Resources, Inc. (SM&P), provided the company with consolidated net income of $77.9 million for fiscal year 2008, which ended September 30, resulting in an increase of $28.2 million over fiscal year 2007.  Diluted earnings per share for fiscal 2008 were $3.58, compared to $2.31 for fiscal 2007.  The net effect of the one-time gain realized on the sale of SM&P last March and the impact of SM&P’s seasonal operating loss for the period prior to the sale amounted to $20.4 million of income from discontinued operations, contributing $.94 to diluted earnings per share for fiscal 2008.

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Consolidated income from continuing operations demonstrated solid growth.  For fiscal 2008, consolidated income from continuing operations totaled $57.5 million, compared to $45.7 million in fiscal 2007, demonstrating solid year-over-year growth in the Company’s ongoing business lines.  Diluted earnings per share from continuing operations were $2.64 for fiscal 2008, compared with $2.12 for fiscal 2007.  Continuing operations consist primarily of Laclede Group’s regulated gas distribution segment and its non-regulated gas marketing segment, both of which reported higher earnings for fiscal 2008.

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Laclede Gas achieved improved results.  Earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $39.2 million, an increase of $6.7 million over fiscal 2007.  Laclede Gas contributed $1.80 to consolidated earnings per share for the twelve months ended September 30, 2008, compared to $1.51 for the same period last year.  The improved results reflect the general rate increase that became effective August 1, 2007, and the effect of a reversal of tax-related expenses this fiscal year.  The results were negatively impacted by higher operating and bad debt expenses, and a change in the sharing mechanism for off-system sales and capacity release revenues that also resulted from the 2007 general rate case.

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Laclede Energy Resources, Inc. (LER) posted strong earnings growth.  LER, Laclede Group’s non-regulated natural gas commodity service provider, reported earnings totaling $19.3 million for fiscal 2008, which were $5.9 million more than fiscal 2007.  LER contributed $.88 to consolidated earnings per share for the twelve months ended September 30, 2008, compared to $.62 per share for the same period last year.  The increased earnings were primarily due to improved margins and higher sales volumes on sales of natural gas and the effect of a reversal of tax-related expenses this fiscal year.

For further details concerning The Laclede Group’s fiscal year 2008 results, see the accompanying unaudited Statements of Consolidated Income.

The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its primary subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis and ten other counties in Eastern Missouri. Its primary non-regulated business is Laclede Energy Resources, Inc., a natural gas commodity service provider located in St. Louis Missouri, which is included in the Non-Regulated Gas Marketing segment.  Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For more information about Laclede Group and its subsidiaries, visit http://www.thelacledegroup.com.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007

OPERATING REVENUES
Regulated Gas Distribution	$110,708	$103,777	$1,128,287	$1,131,554
Non-Regulated Gas Marketing	340,014	170,616	1,075,845	718,704
Other	1,067	1,416	4,841	5,603
Total Operating Revenues	451,789	275,809	2,208,973	1,855,861
OPERATING EXPENSES
Regulated
Natural and propane gas	56,834	51,335	770,097	797,924
Other operation expenses	36,124	32,019	144,611	131,798
Maintenance	7,235	6,818	25,827	24,306
Depreciation and amortization	9,008	8,450	35,303	34,080
Taxes, other than income taxes	8,538	7,894	69,023	68,361
Total Regulated Operating Expenses	117,739	106,516	1,044,861	1,056,469
Non-Regulated Gas Marketing	333,234	167,465	1,048,162	698,962
Other	788	978	4,603	5,376
Total Operating Expenses	451,761	274,959	2,097,626	1,760,807
Operating Income	28	850	111,347	95,054
Other Income and (Income Deductions) - Net	(1,008)	1,410	1,881	6,813
Interest Charges:
Interest on long-term debt	4,974	5,625	19,851	22,502
Interest on long-term debt to unconsolidated affiliate trust		69	486	277
Other interest charges	1,732	2,956	9,140	11,155
Total Interest Charges	6,706	8,650	29,477	33,934
Income (Loss) from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	(7,686)	(6,390)	83,751	67,933
Income Tax Expense (Benefit)	(4,523)	(3,964)	26,190	22,146
Dividends on Laclede Gas Redeemable Preferred Stock	8	10	35	43
Income (Loss) from Continuing Operations	(3,171)	(2,436)	57,526	45,744
Income (Loss) from Discontinued Operations, Net of Income Tax	(423)	3,039	20,396	4,027
Net Income (Loss)	$(3,594)	$603	$77,922	$49,771

Average Number of Common Shares Outstanding	21,785	21,514	21,657	21,455
Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations	$(0.14)	$(0.11)	$2.66	$2.13
Income (Loss) from Discontinued Operations	(0.02)	0.14	0.94	0.19
Net Income (Loss)	$(0.16)	$0.03	$3.60	$2.32

Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations	$(0.14)	$(0.11)	$2.64	$2.12
Income (Loss) from Discontinued Operations	(0.02)	0.14	0.94	0.19
Net Income (Loss)	$(0.16)	$0.03	$3.58	$2.31

Certain prior-period amounts have been reclassified to discontinued operations to conform to current-year presentation as a result of the sale of SM&P Utility Resources, Inc. (SM&P) during the second quarter of fiscal year 2008. Income (Loss) from Discontinued Operations does not include general corporate overhead expenses previously recorded by SM&P.